Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 194 to the Registration Statement on Form N–1A of Fidelity Puritan Trust: Fidelity Balanced K6 Fund, Fidelity Balanced Fund, and Fidelity Puritan K6 Fund of our reports dated October 13, 2020; Fidelity Puritan Fund of our report dated October 15, 2020, relating to the financial statements and financial highlights included in the August 31, 2020 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 22, 2020